Exhibit 16

January 5, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 5, 2016 of Credit One Financial, Inc. and are in agreement with the statements contained in Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Moss, Krusick & Associates, LLC

Moss, Krusick & Associates, LLC